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EXHIBIT 99.1

General Motors and Medscape Form E-Business Health Care Alliance

Partnership provides physicians with technology to improve the quality of patient care

DETROIT and NEW YORK—January 25, 2001—General Motors Corporation (NYSE: GM) and Medscape (Nasdaq: MDLI) announced today an e-business health care alliance that will use Medscape's computer-based technologies to facilitate improvement in the quality of patient care by reducing medical errors while lowering health care costs. GM and Medscape will cooperate on a three-year program to encourage U.S. physicians to use hand-held computer devices for prescribing drugs and accessing digital health care records (DHR).

    DHRs provide physicians up-to-the-minute medical information, including online reference material, patient records, insurance and billing data. Medscape's DHR system, Logician, is the most widely used office-based DHR application in the nation with more than 11,000 clinician users. Over 16 million patient records—nearly 6% of all Americans—are housed on Medscape's systems. These electronic systems reduce medical errors associated with illegible handwriting, improve patient safety by identifying drug interactions and eliminate duplication of services. It's estimated that 900 million prescriptions—30 percent of all orders written each year—have to be rechecked, due to confusion over doctor's handwriting or insurance rules. One Harvard study found that prescription-drug errors decline by 55% when doctors use electronic prescribing systems.

    GM will sponsor Medscape's distribution of its hand-held units to approximately 5,000 physicians who treat GM enrollees across the country. Medscape's prescription software, Medscape Mobile, offers physicians downloadable pharmaceutical reference tools for Palm OS hand-held devices and the ability to write prescriptions. The devices are capable of alerting physicians to drug—drug interactions and can prompt doctors to consider medically equivalent, lower cost and/or generic drug alternatives. They also make it easier for physicians to comply with a health plan's formulary requirements.

    "The adoption of this leading-edge technology can improve the quality of health care and supplements General Motors' numerous e-business initiatives that are directed at enhancing the lives of our employees and their families," said Kathleen S. Barclay, vice president of GM's Global Human Resources.

    "Providing doctors with information at their fingertips helps our employees and retirees to receive appropriate care, for example, the right prescription drug at the right dose, whether that's at the hospital bedside or in the doctor's office," said Jim Cubbin, GM executive director, Health Care Initiatives. "GM believes the digital health record will revolutionize the U.S. health care system, much like ATMs have revolutionized the banking industry. With the critical mass of 1.2 million GM health plan members, Medscape will have a great opportunity to implement programs and obtain data to further adapt this technology and expand it throughout the U.S. health care system."

    "This is a significant alliance for Medscape, GM and the health care industry," said Mark Leavitt, MD, chairman, Medscape. "This association with GM reinforces our belief that the digital health record will play an increasingly important role in the safe and cost-efficient delivery of health care. This program will provide irrefutable evidence on reductions in medical and prescription errors as well as cost-efficiencies. This alliance will not only benefit GM and its plan members, but ultimately all of us who use health care services."

    As the largest private purchaser of health care in the U.S., GM is the ideal partner for Medscape because it generates a high volume of health claims, allowing effective evaluation of the technology. This alliance helps GM address several health care challenges, such as overuse, under use and misuse of medical services, inappropriate prescription drug prescribing practices, and other quality concerns and escalating cost drivers. Data collected from the pilot program will be aggregated to not include patient names and other personal information that could identify individuals.

    "Medscape has been selected by GM for this point-of-care technology project because they are one of the few suppliers of both hand-held prescribing and DHR applications," said Cubbin.

    In addition to its DHR products, Medscape is well known among US physicians due to its two Internet sites. Medscape.com, its professional medical website is also the largest provider of physician continuing medical education on the Internet and CBS Healthwatch.com, is the leading physician-recommended health care website for consumers. GM will have the opportunity to provide access to CBS Healthwatch.com through its Intranet.

    As part of the strategic alliance, GM will receive warrants for 5 million shares of Medscape stock. GM and Medscape will also share in the savings from prescription drug claims realized directly from physician usage of Medscape Mobile. This arrangement will serve to strengthen the strategic alignment of the two companies and solidify their business relationship. It also firmly demonstrates GM's commitment to improve the quality of health care for its plan members while reducing its health care costs. Further details of this agreement were not disclosed.

General Motors

    General Motors (NYSE: GM), the world's largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide. It employs about 388,000 people globally. GM is investing aggressively in high technology and e-business within its global automotive operations and through such initiatives as e-GM, GM BuyPower, OnStar and its Hughes Electronics Corp. (NYSE: GMH) subsidiary.

Medscape

    Medscape® (Nasdaq: MDLI) is a clinical information company. It is dedicated to improving health care through the development of Internet portals and Digital Health Record (DHR) applications that provide an array of relevant and trusted health care information to individual, small group and network health care providers, the pharmaceutical industry, and consumers.

    The merger of MedicaLogic, Inc. and Medscape, Inc., and MedicaLogic, Inc.'s acquisition of Total eMed, Inc., a privately held company, in May 2000 formed MedicaLogic/Medscape, Inc., d/b/a Medscape. The company employs approximately 1,000 people and is headquartered in Hillsboro, Oregon.

    Medscape, MedicaLogic, and Logician are registered trademarks of MedicaLogic/Medscape, Inc. in the United States. Other product and brand names are trademarks of their respective owners.

    The statements in this press release regarding Medscape's prospects for continued growth, use of capital, and our plans to introduce new products are forward-looking statements based on current information and expectations. Achievement of those results is subject to a number of risks and uncertainties, including the risk that our products and services will not be accepted by physicians, patients and other healthcare stakeholders; the risk that we may not be able to introduce new products on schedule or at all; and the risk that we may not achieve favorable operating results or profitability. The reader is cautioned not to place undue reliance on forward-looking statements, which are not a guarantee of future performance. For more information concerning these and other possible risks, please refer to our Form 10-K filed on March 14, 2000, our Form 10-Q filed on October 27, 2000, our Form S-4/A filed on April 4, 2000 and other filings with the Securities and Exchange Commission. These filings can be accessed over the Internet at www.sec.gov.

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Contact:

GM: Tom Wickham  Ph: 313-665-4301
Cell: 810-946-5622

Medscape: Rick Turoczy 503-531-7186

    For more information on Medscape, visit www Medscape.com.

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General Motors and Medscape Form E-Business Health Care Alliance Partnership provides physicians with technology to improve the quality of patient care